Exhibit 4.13

EXCLUSIVE TECHNOLOGY CONSULTING AND SERVICE AGREEMENT

This EXCLUSIVE TECHNOLOGY CONSULTING AND SERVICE AGREEMENT (this “Agreement”), dated September 30, 2022, is made in Beijing, the People’s Republic of China (the “PRC”) by and between:

Party A: Shanghai Shengdayuan Information Technology Co., Ltd., with registered address at Room 301, Building 1, No. 1111 Xingbang Street, Jiading Industrial Zone, Shanghai; and

Party B: Jiangsu Yuanzhou E-Commerce Co., Ltd., with registered address at Intersection of Hongzehu East Street and Qingshuijiang Road, Suyu District.

(Party A and Party B individually, a “Party”; collectively, the “Parties”)

Whereas,

1.	Party A is a wholly foreign-owned enterprise duly incorporated and validly existing under the PRC laws, having the resources and qualifications to provide technology consulting and services; and

2.	Party B is a limited liability company duly incorporated and validly existing under the PRC laws and desires to obtain technology consulting and services necessary for its business operations.

NOW, THEREFORE, the Parties hereby agree as follows through negotiations:

1.	Technology Consulting and Services; Sole and Exclusive Rights and Interests

1.1 During the term of this Agreement, Party A agrees to provide Party B with technology consulting and services (set forth in Exhibit I attached hereto) subject to the terms and conditions of this Agreement.

1.2 Party B agrees to accept the technology consulting and services provided by Party A. Party B further agrees that during the term hereof, it will not accept the same or similar technology consulting and services with respect to the foregoing business operations from any third party, unless with prior written consent from Party A.

1.3 Any and all rights and interests arising from performance of this Agreement, including without limitation ownership, copyright, patent and other intellectual properties, technical and business secrets, which is developed by Party A or by Party B based on the intellectual property owned by Party A, will be solely and exclusively owned by Party A.

2.	Calculation and Payment of Technology Consulting and Services Fee

2.1 Party B agrees to pay technology consulting and services fee set forth under this Agreement to Party A for the technology consulting and services provided by Party A under this Agreement (the “Consulting Services Fee”).

2.2	The Parties agree to determine and pay the Consulting Services Fee in accordance with Exhibit II attached hereto.

3.	Representations and Warranties

3.1	Party A hereby represents and warrants that:

3.1.1.	It is a company duly incorporated and validly existing under the laws of the PRC;

3.1.2.

Its execution and performance of this Agreement are within the scope of its corporate power and business; it has taken necessary corporate actions and obtained appropriate authorization and necessary consent and approvals from third parties and government agency, and execution of this Agreement will not constitute a breach of any law or contract which has binding or other effect upon it; and

3.1.3.	This Agreement, once executed, constitutes legal, valid and binding obligations of Party A, and is enforceable upon Party A pursuant to its terms.

3.2	Party B hereby represents and warrants that:

3.2.1.	It is a company duly incorporated and validly existing under the laws of the PRC;

3.2.2.

Its execution and performance of this Agreement are within the scope of its corporate power and business; it has taken necessary corporate actions and obtained appropriate authorization and necessary consent and approvals from third parties and government agency, and execution of this Agreement will not constitute a breach of any law or contract which has binding or other effect upon it; and

3.2.3.	This Agreement, once executed, constitutes legal, valid and binding obligations of Party B, and is enforceable upon Party B pursuant to its terms.

4.	Confidentiality

4.1 Party B agrees to take reasonably best efforts to keep in confidence Party A’s confidential information and materials (“Confidential Information”) that it may be aware of or have access to in connection with its acceptance of Party A’s exclusive consulting and services. Without prior written consent from Party A, Party B shall not disclose, offer or transfer any Confidential Information to any third party. If this Agreement terminates and upon Party A’s request, Party B shall return to Party A or destroy all of the documents, materials or software containing Confidential Information, and shall delete any Confidential Information from all relevant memory devices and cease to use any Confidential Information.

4.2 This Article 4 will survive any change, termination or expiration of this Agreement.

5.	Breach of Contract

If either party (the “Defaulting Party”) breaches any provision of this Agreement, which causes damage to the other Party (the “Non-defaulting Party”), the Non-defaulting Party may notify the Defaulting Party in writing and request it to rectify and correct such breach of contract; if the Defaulting Party fails to take any action satisfactory to the Non-defaulting Party to rectify and correct such breach within fifteen (15) working days upon the issuance of the written notice by the Non-defaulting Party, the Non-defaulting Party may take the actions pursuant to this Agreement or pursue other remedies in accordance with laws.

6.	Effectiveness and Term

6.1 This Agreement shall take effect as of the date first written above. The term of this Agreement is ten (10) years unless early termination occurs in accordance with relevant provisions herein or any other agreement reached by the Parties.

6.2 This Agreement may be extended upon Party A’s written confirmation prior to the expiration of this Agreement. The extended term shall be ten (10) years or otherwise agreed by the Parties.

7.	Termination

7.1 This Agreement shall be terminated on the expiring date unless it is renewed in accordance with the relevant provisions herein.

7.2 During the term hereof, Party B may not make early termination of this Agreement unless Party A commits gross negligence, fraud or other illegal action, or goes bankrupt, or is required to wind down by law. This Agreement shall terminate automatically if Party B goes bankrupt or is required to wind down by laws prior to expiration of this Agreement. Notwithstanding the foregoing, Party A shall always have the right to terminate this Agreement by issuing a thirty (30) days’ prior written notice to Party B.

7.3 The rights and obligations of the Parties under Articles 4 and 5 will survive termination of this Agreement.

8.	Governing Law and Dispute Resolution

8.1 The execution, interpretation, performance of this Agreement and the disputes resolution under this Agreement shall be governed by the PRC laws.

8.2 The parties hereto shall strive to resolve any dispute arising from the interpretation or performance of the terms under this Agreement through negotiations in good faith. If no resolution can be reached through negotiations within thirty (30) days after the request for negotiations is made by either Party, any Party can submit such matter to Beijing Arbitration Commission for arbitration in accordance with its then effective rules. The arbitration shall take place in Beijing. The arbitration award shall be final and binding upon both Parties.

9.	Force Majeure

9.1 “Force Majeure Event” shall mean any event beyond the reasonable control of the Party so affected, which are unpredictable, unavoidable, or insurmountable even if the affected Party takes reasonable care, including but not limited to governmental acts, Acts of God, fires, explosions, geographical variations, storms, floods, earthquakes, tides, lightning or wars, riots, strikes, and any other such events that all Parties have reached a consensus upon. However, any shortage of credits, funding or financing shall not be deemed as the events beyond reasonable control of the affected Party.

9.2 In the event that the performance of this Agreement is delayed or interrupted due to the said Force Majeure Event, the affected Party shall be excused from any liability to the extent of the delayed or interrupted performance. The affected Party which intends to seek exemption from its obligations of performance under this Agreement or any provision of this Agreement shall immediately inform the other Party of such a Force Majeure Event and the measures it needs to take in order to complete its performance.

10.	Notices

All notices or other correspondences given by either Party pursuant to this Agreement shall be made in writing and may be delivered in person, or by registered mail, postage prepaid mail, generally accepted courier service or facsimile to the following addresses of the relevant Party or both Parties, or any other address notified by the other Party from time to time, or another person’s address designated by it. The date when the notice is deemed to be duly served shall be determined as the follows: (a) a notice delivered personally is deemed duly served upon the delivery; (b) a notice sent by mail is deemed duly served on the seventh (7) day after the air registered mail with postage prepaid has been sent out (as is shown on the postmark), or the fourth (4) day after delivery to the internationally recognized courier service agency; and (c) a notice sent by facsimile transmission is deemed duly served upon the receipt time as is shown on the transmission confirmation of relevant documents.

If to Party A: Shanghai Shengdayuan Information Technology Co., Ltd.

Address: Room 301, Building 1, No. 1111 Xingbang Street, Jiading Industrial Zone, Shanghai;

Attention: Chao He

If to Party B: Jiangsu Yuanzhou E-Commerce Co., Ltd.

Address: Intersection of Hongzehu East Street and Qingshuijiang Road, Suyu District.

Attention: Yanzhong Yao

11.	Assignment

Party B shall not assign its rights and obligations under this Agreement to any third party without the prior written consent of Party A.

12.	Severability

If any provision of this Agreement is held void, invalid or unenforceable by a court of competent jurisdiction or arbitration authority, the validity, legality and enforceability of the other provisions hereof shall not be affected or impaired. The Parties shall cease performing such void, invalid or unenforceable provisions and revise such void, invalid or unenforceable provisions only to the extent closest to the original intention thereof to recover its validity or enforceability for such specific facts and circumstances.

13.	Amendment and Supplement to Agreement

Any amendment and supplement to this Agreement shall be made in writing by the Parties. Any agreements on such amendment and supplement duly executed by both Parties shall be deemed as a part of this Agreement and shall have the same legal effect as this Agreement.

14.	Miscellaneous

14.1 The headings contained in this Agreement are for the convenience of reference only and shall not be used to interpret, explain or otherwise affect the meaning of the provisions of this Agreement.

14.2 The Parties agree to promptly execute any document and take any other action reasonably necessary or advisable to perform provisions and purpose of this Agreement.

14.3 The Parties confirm that this Agreement shall, upon its effectiveness, constitute the entire agreement and common understanding of the Parties with respect to the subject matters herein and fully supersede all prior verbal and/or written agreements and understandings with respect to the subject matters herein.

14.4 This Agreement shall be binding upon and for the benefit of all the Parties hereto and their respective inheritors, successors and the permitted assigns.

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14.5 Any Party’s failure to exercise the rights under this Agreement in time shall not be deemed as its waiver of such rights and would not affect its future exercise of such rights.

14.6 Any attachment hereto is an integral part of and has the same effect with this Agreement.

14.7 This Agreement is made in two originals with each Party holding one and both originals are equally authentic.

(No text below)

(Signature Page of Exclusive Technology Consulting and Service Agreement)

IN WITNESS THEREOF, each Party hereto has caused this Agreement duly executed by their respective duly authorized representative on its behalf as of the date first written above.

Party A: Shanghai Shengdayuan Information Technology Co., Ltd. (seal)

Signature:	/s/ Chao He
Title: Authorized representative

Party B: Jiangsu Yuanzhou E-Commerce Co., Ltd. (seal)

Signature:	/s/Yanzhong Yao
Title: Authorized representative

Exhibit 1: List of Technology Consulting and Services

Party A will provide the following technology consulting and services to Party B:

(1)

technology research and development required in connection Party B’s business operations, including development, design and production of database software for information storage and other related technologies as well as granting license of such technology to Party B;

(2)	technology application and implementation for Party B’s business operations, including without limitation master design, installation, commissioning and trial operation of technical systems;

(3)

routine maintenance, supervision, commissioning and troubleshooting for Party B’s computer network equipment, including prompt customer information input to database, or promptly update database and customer interface, as well as other related technical services;

(4)

consulting services for procurement of equipment, software and hardware systems necessary for web-based business operations by Party B, including without limitation consulting and advising on selection, installation and commissioning of tool software, application software and technical platform, as well as the selection, type and function of complementary hardware facilities and equipment;

(5)

appropriate training and technical support for Party B’s employees, including without limitation providing raining on customer services or technologies, sharing knowledge and experience on installation and operation of systems and equipment, assisting to resolve any problem in connection with system and equipment installation and operation, consulting and advising on operation of any other web edition platform and software, and assisting to collect and compile information and contents;

(6)	technology consulting and response to enquiries raised by Party B relating to network equipment, technical products and software; and

(7)	any other technical services and consulting required by Party B for business operations.

Exhibit II: Calculation and Payment of Technology Consulting and Services Fee

The amount of the service fee will be determined on the basis of:

(1)	difficulty of the technology and complexity of the consulting and management services;

(2)	time required by Party A to provide technology consulting and management services; and

(3)	contents and commercial value of the technology consulting and management services.

Party A will issue a fee statement based on the workload and commercial value of the technical services provided by Party B as well as the prices agreed by the Parties to Party B on quarterly basis. Party B will pay the consulting and services fee according to the time and amount set forth in the statement, provided that Party B will pay no less than RMB[ ] as consulting and services fee (the “Quarterly Minimum Service Fee”) to Party A on quarterly basis. Party A may revise at any time the standards of consulting and services fee based on the amount and composition of the consulting and services fee payable by Party B.

The Quarterly Minimum Service Fee is subject to approval from Party A’s board of directors, and will be reviewed and revised no less than once yearly. Any revision and change of Quarterly Minimum Service Fee is subject to approval from Party A’s board of directors.